Exhibit 23.2

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CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-14022) pertaining to the Hanson Building Materials America Retirement Savings and Investment Plan of our report dated June 11, 2003, with respect to the financial statements of the Hanson Building Materials America Retirement Savings and Investment Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young LLP

MetroPark, New Jersey
February 27, 2004